Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statement of operations is presented for illustrative purposes only and does not purport to be indicative of the consolidated results of operations for future periods or the results that actually would have been realized had Harvard Bioscience, Inc. and its subsidiaries (“Harvard Bioscience”) and KD Scientific, Inc. (“KD Scientific”) been a consolidated company during the specified period.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 assumes the acquisition of KD Scientific by Harvard Bioscience occurred on January 1, 2003 and is based on the respective audited historical consolidated financial statements and the notes thereto of Harvard Bioscience and KD Scientific after giving effect to the acquisition of KD Scientific using the purchase method of accounting.  The unaudited pro forma condensed combined statement of operations reflects the preliminary allocation of the purchase price to the acquired assets and liabilities of KD Scientific.  The final allocation will be based, in part, on an independent appraisal of the fair values of certain acquired assets that has not yet been performed.  The independent appraisal may differ significantly from the preliminary allocation of the purchase price.  The preliminary allocation used herein is based on Harvard Bioscience’s management estimates of the fair value of the assets acquired and liabilities assumed utilizing the best information available at the time the estimates were made.

Certain funds related to the acquisition of KD Scientific are held in escrow pending the resolution of certain indemnification obligations of the seller.  A purchase price adjustment may occur as a result of the resolution of the indemnification provisions.  An adjustment to the purchase price could affect the values assigned to the assets acquired, including goodwill, and the liabilities assumed.

The pro forma adjustments are based upon available information and upon certain assumptions as described in the notes to the unaudited pro forma condensed combined financial information.  Harvard Bioscience’s management believes the pro forma adjustments are reasonable under the circumstances.

The unaudited pro forma condensed combined statement of operations and accompanying notes should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto of Harvard Bioscience for the year ended December 31, 2003, included in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission, and the corresponding separate historical financial statements of KD Scientific, which are included in this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2003

(in thousands, except share and per share amounts)

	For the Year ended December 31, 2003
	Harvard Bioscience	KD Scientific	Pro Forma Adjustments		Pro Forma Combined
Revenues	$87,141	$3,334	$—		$90,475
Operating expenses:
Cost of product revenues	43,731	1,225	31	(2A)	44,987
Selling, general and administrative expenses	35,745	315	1,007	(2B)	37,067
Operating income (loss)	7,665	1,794	(1,038)		8,421
Other income (expense):
Interest, net	(151)	3	(283	) (2C)	(431)
Other, net	(277)	—	—		(277)
Total other income (expense), net	(428)	3	(283)		(708)
Income (loss) before income taxes	7,237	1,797	(1,321)		7,713
Income tax expense	2,977	67	570	(2D)	3,614
Net income	$4,260	$1,730	$(1,891)		$4,099
Income per share:
Basic	$0.14	$—	$—		$0.14
Diluted	$0.14	$—	$—		$0.13
Weighted average common shares:
Basic	29,923,709	—	—		29,923,709
Diluted	30,711,782	—	—		30,711,782

The accompanying notes are an integral part of the unaudited pro forma condensed combined statement of operations.

99.3-2

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation and Purchase Price

On March 3, 2004, Harvard Bioscience, Inc. (“Harvard Bioscience”) completed its acquisition of KD Scientific, Inc. (“KD Scientific”).  The acquisition was consummated pursuant to a stock purchase agreement dated as of March 3, 2004, by and among KD Scientific, the president and sole shareholder of KD Scientific, and Harvard Bioscience (the “Purchase Agreement”).  The transaction was accounted for as a purchase business combination under Statement of Financial Accounting Standards No. 141, Business Combinations.  The total purchase price consideration was $6,650,000 in cash, of which $518,405 is held in escrow pending the resolution of the seller’s indemnification obligations.  In addition, Harvard Bioscience estimates that approximately $210,000 of direct acquisition costs will be incurred.  Harvard Bioscience borrowed under its existing revolving credit facility to fund the acquisition.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 gives effect to the acquisition as if the transaction had occurred on January 1, 2003.  The purchase price allocation is based on Harvard Bioscience’s management estimates of the fair value of the assets, utilizing the best information available at the time the estimates were made.  An independent appraisal of the fair value of the assets and the purchase price allocation will be performed and may differ significantly from management’s estimates used herein.  Shown below is the preliminary purchase price allocation, including estimated direct acquisition costs of approximately $210,000 (in thousands):

Net tangible assets	$403
Purchased intangible assets with definite lives	5,230
Goodwill	1,227
$6,860

During 2004 and prior to the sale of KD Scientific to Harvard Bioscience on March 3, 2004, distributions totaling $979,425 were made to the president and sole shareholder of KD Scientific.

Note 2. Pro Forma Adjustments

The pro forma adjustments are based on an estimated allocation of purchase price to the assets acquired and liabilities assumed based on the balance sheet of KD Scientific as of the acquisition date.

(A)      Backlog as of the acquisition date is estimated to have a value of $31,012 and is assumed to be expensed as the backlog is shipped.  In the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003, the estimated backlog valuation is expensed through cost of product revenues.

(B)        The estimated fair values of identifiable, definite lived intangible assets and of goodwill as of the acquisition date are as follows, including an estimate of their useful lives (dollar amounts in thousands):

	Fair Value Estimate	Useful Life Estimate
Definite lived intangibles:
Trade name	$64	10 years
Acquired technologies	323	10 years
Distribution channel	4,843	5 years
Total definite lived intangibles	5,230
Goodwill	1,227	Indefinite
Total intangibles and goodwill	$6,457

99.3-3

Amortization of purchased intangible assets with definite useful lives in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 is estimated to be $1,007,000.

(C)        Adjustment to reflect the interest cost associated with debt used to acquire KD Scientific.  Interest expense is calculated using an interest rate of 4.1225% per annum which approximates the average month-end prime rate of interest during 2003 as published by the Federal Reserve System.  The prime rate of interest reflects Harvard Bioscience’s borrowing cost during the year ended December 31, 2003.

(D)       Adjustment to reflect the estimated income tax effects of the acquisition, including the assumed realization of tax expense for the combined entity.

Note 3. Pro Forma Net Income Per Share

The unaudited basic and diluted net income per share amounts are based on the weighted average number of shares of Harvard Bioscience’s common stock that were outstanding during the year ended December 31, 2003.

99.3-4